Exhibit 99.1

Xencor Reports Second Quarter 2020 Financial Results

-- Management to Host Conference Call at 4:30 p.m. ET Today --

MONROVIA, Calif.--August 4, 2020-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of cancer and autoimmune diseases, today reported financial results for the second quarter ended June 30, 2020 and provided a review of recent business and clinical highlights.

"Late last week, the U.S. Food and Drug Administration approved MorphoSys' Monjuvi® (tafasitamab-cxix) for patients with an aggressive form of lymphoma, diffuse large B cell lymphoma. We are delighted that tafasitamab, created at Xencor and now the second drug with XmAb® technology to receive marketing approval, expands options for treating patients with this difficult-to-treat blood cancer," said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. "In the second quarter, we presented encouraging initial dose-escalation data from the Phase 1 study of XmAb20717, a PD-1 x CTLA-4 bispecific antibody designed to be selective for immune cells in the tumor microenvironment. It has been generally well-tolerated in heavily pretreated patients with advanced solid tumors, and we observed a complete response in a patient with melanoma at the highest dose level tested at the time. We continue enrolling patients in multiple cohorts and look forward to sharing continued progress from this program."

Dr. Dahiyat continued, “Looking forward to the second half of 2020, we plan to present additional clinical data from our portfolio, including initial data from the Phase 1 dose-escalation study evaluating tidutamab, our SSTR2 x CD3 bispecific antibody in patients with neuroendocrine tumors (NETs). In 2021, subject to potential COVID-19 impacts, we also look forward to initiating additional studies evaluating vibecotamab and plamotamab, as well as new Phase 1 studies for XmAb27564, our IL-2-Fc cytokine candidate for autoimmune disease, and XmAb30819, our ENPP3 x CD3 XmAb 2+1 bispecific antibody for renal cell carcinoma."

COVID-19 Business Update

Clinical Studies: The pandemic did not significantly disrupt patient enrollment to Xencor’s six ongoing clinical studies during the second quarter of 2020, and clinical studies in oncology remain a high priority for patients, their families and their physicians. Xencor’s planned study initiations for vibecotamab and plamotamab have been delayed as previously disclosed, and the rate of enrollment has slowed in some ongoing studies.

Workforce and Research Operations: During the second quarter, Xencor implemented new safety procedures, including laboratory operation adjustments, self-assessment guidelines and weekly SARS-CoV-2 virus testing, to ensure the health and safety of laboratory employees. Xencor requires all non-laboratory employees to work remotely.

Licensing and Partnerships: Xencor is monitoring potential impacts to partnership revenues, which are primarily milestone payments and royalties. There was no impact during the second quarter as the Company continued to earn revenue from its partners and collaborators including Alexion and Gilead. If the pandemic affects the sales or clinical and regulatory progress of partnered programs, Xencor’s revenue could be adversely affected in the future.

Recent Business and Clinical Highlights

XmAb20717 (PD-1 x CTLA-4): In May, the Company presented initial dose-escalation data from the ongoing Phase 1 study of XmAb20717. In the first six dose-escalation cohorts, XmAb20717 was generally well-tolerated in heavily pretreated patients with advanced solid tumors. Dose-dependent increases in T-cell activation biomarkers were observed, and within the highest dose cohort (10 mg/kg), a patient with melanoma, who was treated previously with prior checkpoint therapy (pembrolizumab), achieved a confirmed complete response. Patients with renal cell carcinoma, prostate cancer and other cancers without approved checkpoint therapies are being enrolled in expansion cohorts, and the study continues to enroll patients in additional dose-escalation cohorts. Expansion cohorts for patients with melanoma and advanced non-small cell lung cancer are fully enrolled.

XmAb30819 (ENPP3 x CD3): XmAb30819 is an XmAb 2+1 T-cell redirecting bispecific antibody that targets ENPP3, a receptor that is overexpressed on tumors including renal cell carcinoma. Xencor presented data from four preclinical-stage XmAb drug candidates, including XmAb30819, during Session II of the American Association for Cancer Research (AACR) Annual Meeting in June. CD3 bispecific antibodies engineered with a mixed valency format (e.g., two anti-tumor antigen binding domains and one CD3 binding domain) may potentially enhance redirected T-cell cytotoxicity of high antigen density tumor tissue versus low antigen density healthy tissue. The selectivity exhibited by the XmAb 2+1 bispecific antibody format potentially empowers CD3 bispecifics to address an expanded set of tumor antigens. We expect to file an IND and initiate Phase 1 studies for XmAb30819 in 2021.

New Collaboration with Atreca, Inc.: In July, the Company entered into a collaboration and license agreement with Atreca to research, develop and commercialize novel CD3 bispecific antibodies as potential therapeutics in oncology. Xencor and Atreca will engage in a three-year research program in which Atreca will provide antibodies against novel tumor targets through its discovery platform from which Xencor will engineer XmAb bispecific antibodies that also bind to the CD3 receptor on T cells. Up to two joint programs are eligible to be mutually selected for further development and commercialization, with each partner sharing 50 percent of costs and profits. Each company has the option to lead development, regulatory and commercialization activities for one of the joint programs. In addition, the agreement allows each partner the option to pursue up to two programs independently, with a mid- to high-single digit percent royalty payable on net sales to the other partner.

Select Partnered Programs: Xencor’s partners expand the use of XmAb technology by providing late-stage development capabilities, successful track records of developing or commercializing programs or have programs for potential combination with Xencor’s bispecific antibody or cytokine drug candidates. Additionally, the plug-and-play nature of XmAb technologies enables selective access for licensees with limited effort or resources by Xencor.

●	Monjuvi® (MorphoSys): On July 31, Monjuvi (tafasitamab-cxix) was approved by the U.S. FDA for commercial marketing. Monjuvi is a CD19-directed cytolytic antibody indicated in combination with lenalidomide for the treatment of adult patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL) not otherwise specified, including DLBCL arising from low grade lymphoma, and who are not eligible for autologous stem cell transplant. Tafasitamab, which was engineered with an XmAb Cytotoxic Fc Domain, was created at Xencor and is the second product with Xencor's XmAb technology to be approved by the FDA. Xencor earned a $25 million milestone payment from MorphoSys under the license agreement between the companies for Monjuvi in connection with the regulatory approval and is eligible to receive royalties on worldwide net sales in the high-single to low-double digit percent range and additional development, regulatory and sales milestone payments. Monjuvi will be co-commercialized in the U.S. by MorphoSys and Incyte Corporation. The European Marketing Authorization Application for tafasitamab is currently under review by the European Medicines Agency.

●	Ultomiris® (Alexion): Alexion’s Ultomiris uses Xtend technology for longer half-life. In June, the European Commission approved Ultomiris for adults and children with atypical hemolytic uremic syndrome (aHUS). Ultomiris previously has received marketing authorizations from regulatory agencies in the U.S., Europe and Japan for the treatment of adult patients with paroxysmal nocturnal hemoglobinuria (PNH) and in the U.S. for aHUS. In addition to evaluating Ultomiris in a broad late-stage development program, Alexion is conducting a randomized, controlled Phase 3 study in adults with COVID-19 who are hospitalized with severe pneumonia or acute respiratory distress syndrome. Xencor is eligible to receive additional sales-based milestone payments and a low single-digit royalty on net sales of Ultomiris.

●	AMG 424 (Amgen): In 2015, Amgen licensed rights to Xencor's preclinical CD38 x CD3 bispecific antibody program and developed AMG 424, which Amgen evaluated in a Phase 1 study in patients with multiple myeloma. Amgen terminated the program in the second quarter and indicated the program was stopped for adverse events (AEs) that were likely CD38 target related. Under the terms of the agreement, the rights to the CD38 program, including AMG 424, revert to Xencor, and the Company is assessing the asset's potential for further development, including treating different patient populations and applying mitigating treatments for the AEs.

Amgen is developing AMG 509, a STEAP1 x CD3 XmAb 2+1 bispecific antibody, for patients with prostate cancer and Ewing sarcoma. A Phase 1 study of AMG 509 in patients with metastatic castration-resistant prostate cancer (mCRPC) is ongoing.

●	VIR-7831 and VIR-7832 (Vir Biotechnology): Vir has non-exclusive access to Xencor’s Xtend Fc technology to extend the half-life of VIR-7831 and VIR-7832, novel antibodies that Vir is investigating as potential treatments for patients with COVID-19. Vir plans to submit an Investigational New Drug Application for VIR-7831 and commence a Phase 2/3 clinical trial program in August; Vir plans to initiate a Phase 2 clinical trial evaluating VIR-7832 later this year. Xencor is eligible to receive royalties on the net sales of approved products in the mid-single digit percent range.

Monjuvi® is a registered trademark of MorphoSys AG. Ultomiris® is a registered trademark of Alexion Pharmaceuticals, Inc.

Second Quarter Ended June 30, 2020 Financial Results

Cash, cash equivalents and marketable and equity securities totaled $587.4 million at June 30, 2020, compared to $601.3 million at December 31, 2019. The decrease reflects cash used to fund operating activities in the first six months of 2020, offset by upfront payments, milestone payments and royalties from licensing agreements.

Total revenue for the second quarter ended June 30, 2020 was $13.1 million, compared to $19.5 million for the same period in 2019. Revenues in the second quarter included royalty revenue from Alexion and licensing revenue from Gilead, compared to revenues from the same period in 2019, which primarily reflects research collaboration revenue from Genentech and Astellas and milestone revenue from Alexion. Total revenue for the six months ended June 30, 2020 was $45.5 million, compared to $131.4 million for the same period in 2019. Revenues for the six-month period in 2020 include royalty revenue from Alexion, milestone revenue from MorphoSys, and licensing revenue from Gilead and Aimmune, compared to licensing and collaboration revenue from Genentech and Astellas in 2019.

Research and development expenditures for the second quarter ended June 30, 2020 were $43.5 million, compared to $33.3 million for the same period in 2019. Total research and development expenses for the six months ended June 30, 2020 were $77.4 million, compared to $61.5 million for the same period in 2019. Additional spending on research and development expenses for the second quarter and first six months of 2020 is primarily due to increased spending on plamotamab, XmAb20717, XmAb27564, and XmAb30819 programs, partially offset by reduced spending on XmAb24306 and obexelimab programs.

General and administrative expenses for the second quarter ended June 30, 2020 were $7.2 million, compared to $5.8 million in the same period in 2019. Total general and administrative expenses for the six months ended June 30, 2020 were $14.4 million, compared to $11.3 million for the same period in 2019. Additional spending on general and administrative expenses for the second quarter and first six months of 2020 is primarily due to increased general and administrative staffing and spending on professional fees.

Non-cash, stock-based compensation expense for the six months ended June 30, 2020 was $14.7 million, compared to $15.2 million for same period in 2019.

Net loss for the second quarter ended June 30, 2020 was $35.0 million, or $(0.61) on a fully diluted per share basis, compared to net loss of $16.0 million, or $(0.28) on a fully diluted per share basis, for the same period in 2019. The higher net loss reported for second quarter of 2020 compared to the same period in 2019 is primarily due to lower research collaboration revenue and higher research and development expenses in 2020. For the six months ended June 30, 2020, net loss was $43.1 million, or $(0.76) on a fully diluted per share basis, compared to net income of $64.0 million, or $1.10 on a fully diluted per share basis, for the same period in 2019. The net loss reported for six months ended June 30, 2020 compared to net income reported for the same period in 2019 is primarily due to revenue recognized from the Genentech collaboration in 2019.

The total shares outstanding were 57,214,253 as of June 30, 2020, compared to 56,529,398 as of June 30, 2019.

Financial Guidance

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations into 2024. Xencor expects to end 2020 with between $525 million and $575 million in cash, cash equivalents and marketable and equity securities.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these second quarter 2020 financial results and provide a corporate update.

The live call may be accessed by dialing (877) 359-9508 for domestic callers or +1 (224) 357-2393 for international callers and referencing conference ID number 3066174. A live webcast of the conference call will be available online from the Investors section of Xencor's website at www.xencor.com. The webcast will be archived on Xencor's website for 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of cancer and autoimmune diseases. Currently, 17 candidates engineered with Xencor's XmAb® technology are in clinical development internally and with partners. Xencor's XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including, but not limited to, the quotations from Xencor's president and chief executive officer and any expectations relating to Xencor's financial expectations and business, the timing and success of clinical trials, future product candidates, Xencor's research and development programs, partnering efforts, capital requirements and uncertainties related to the impact of the COVID-19 pandemic on Xencor’s and its partners’ business, including ongoing and planned clinical trials, funding and revenues. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on Form 10-K for the year ended December 31, 2019 as well as Xencor's subsequent filings with the Securities and Exchange Commission. All forward-looking statements are based on Xencor's current information and belief as well as assumptions made by Xencor. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Contacts

Xencor, Inc.

Charles Liles

626-737-8118

cliles@xencor.com

Media Contact:

Jason I. Spark

Canale Communications

619-849-6005

jason@canalecomm.com

Xencor, Inc.
Condensed Balance Sheets
(in thousands)
	June 30,	December 31,
	2020	2019

Assets
Current assets
Cash and cash equivalents	$109,534	$50,312
Short-term marketable securities	474,114	479,470
Equity securities	2,611	—
Accounts receivable	8,925	21,574
Income tax receivable	804	502
Other current assets	7,398	6,547
Total current assets	603,386	558,405

Property and equipment, net	16,239	15,805
Long-term marketable securities	1,145	71,526
Intangible assets, net	15,162	14,421
Right of use asset	8,477	9,380
Income tax receivable	—	402
Other assets	311	311
Total assets	$644,720	$670,250

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$19,670	$19,184
Current portion of deferred revenue	44,685	45,205
Current portion of lease liability	2,094	2,169
Total current liabilities	66,449	66,558

Lease liabilities, net of current portion	7,626	8,565
Deferred revenue, net of current portion	—	1,926
Total liabilities	74,075	77,049

Stockholders’ equity	570,645	593,201

Total liabilities and stockholders’ equity	$644,720	$670,250

Xencor Inc.
Condensed Statements of Comprehensive Income (Loss)
(in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Revenues	$13,089	$19,485	$45,474	$131,424

Operating expenses:
Research and development	43,458	33,299	77,401	61,481
General and administrative	7,231	5,758	14,449	11,270
Total operating expenses	50,689	39,057	91,850	72,751

Income (loss) from operations	(37,600)	(19,572)	(46,376)	58,673

Other income, net	2,582	3,588	3,284	6,289
Income (loss) before income taxes	(35,018)	(15,984)	(43,092)	64,962

Income tax expense	—	50	—	950

Net income (loss)	(35,018)	(16,034)	(43,092)	64,012

Other comprehensive income
Net unrealized gain on marketable securities	427	1,284	322	2,600
Comprehensive income (loss)	$(34,591)	$(14,750)	$(42,770)	66,612

Net income (loss) per share:
Basic net income (loss) per share	$(0.61)	$(0.28)	$(0.76)	$1.14
Diluted net income (loss) per share	$(0.61)	$(0.28)	$(0.76)	$1.10
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - basic	57,059,610	56,399,255	57,003,162	56,351,377
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - diluted	57,059,610	56,399,255	57,003,162	58,042,819